EXHIBIT 99.1

ConnectOne Bank Expands New York City Presence with Astoria Location

Continues the Company’s Strategy to Support New York Business Community Following Long Island Opening in May

ASTORIA, N.Y., Oct. 17, 2018 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq:CNOB) (the "Company" or "ConnectOne"), parent company of ConnectOne Bank (the "Bank"), has expanded its New York operations by opening an office in Astoria, N.Y., to serve the market’s small and mid-size business community and continue ConnectOne’s growth strategy in the metro New York area. The ConnectOne Astoria office, located at Broadway and 37th street, follows the opening of a ConnectOne office in Melville, Long Island, earlier this May.

“The Astoria office will serve as a natural bridge between the recently opened Long Island location and our New York market,” said Frank Sorrentino III, Chairman and Chief Executive Officer of ConnectOne Bank. “Astoria is home to a thriving but underserved small and mid-size business community. We sensed an opportunity to fill that void with a banking office designed to assist the specific needs of these business owners. Our expansion into Astoria is a seamless next step in ConnectOne’s strategy to increase our presence in the New York metro area and provides our clients with a convenient new location in a fast-growing part of New York City.”

“New York City businesses expect a modern bank that can support the unique demands of their industries while operating at the same pace, and in the same place, as they do,” said Elizabeth Magennis, Executive Vice President & Chief Lending Officer of ConnectOne. “ConnectOne’s expansion into Astoria will help us serve clients in a variety of business areas, including real estate, law, professional services and education, with the expert service that has become synonymous with ConnectOne.”

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and serves as the holding company for ConnectOne Bank ("the Bank"). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its 21 other banking offices across New Jersey and New York.

Media Contact:
Thomas Walter, MWWPR
202.600.4532; twalter@mww.com